Exhibit 99.1

NEWS RELEASE	FLOTEK INDUSTRIES, INC.

FTK - AMEX
Houston, Texas	May 8, 2007

FLOTEK INDUSTRIES, INC. ANNOUNCES FIRST QUARTER 2007 EARNINGS

HOUSTON, May 8, 2007, - Flotek Industries, Inc. (AMEX: FTK) today announced the Company earned net income of $3.7 million, or $0.39 per fully diluted share for the first quarter of 2007 compared to $1.8 million or $0.19 per fully diluted share for the first quarter of 2006. Net income and fully diluted earnings per share increased 111% and 105%, respectfully, in the first quarter of 2007 versus the first quarter of 2006.

Revenues for the first quarter of 2007 rose 118% to $35.1 million, compared to $16.1 million for the first quarter of 2006. First quarter sales in 2007 more than doubled compared to the first quarter of 2006 due to increased acceptance of our products, acquisitions completed in 2006 and 2007, incremental rental revenue from expansion of our drilling tool inventory, and improved pricing. Organic sales growth in our Chemicals and Logistics segment contributed $9.0 million in incremental revenue for the first quarter 2007 compared to the same period last year. The acquisition of two coal bed methane production service companies in 2006 and the acquisition of Triumph Drilling Tools in 2007 contributed an incremental $7.8 million in revenues for the first quarter of 2007 compared to the first quarter of 2006. Severe weather in the Mid-Continent and Rocky Mountains adversely affected activity levels and resulted in the delay of approximately $2.0 million of specialty chemical and artificial lift revenues.

Jerry D. Dumas, Sr., Chairman, President and Chief Executive Officer of Flotek, remarked, “All three segments delivered solid results despite weather related slowdowns in Oklahoma and the Rocky Mountains. Our Chemicals and Logistics division has seen continued growth in sales of our proprietary specialty chemicals, especially our line of biodegradable micro-emulsion products which are used extensively in well stimulation, cementing and production. We are actively integrating Triumph Drilling Tools into our existing drilling tool segment and have begun the process of rolling out Rental Tool Management Software (RTMS) to better utilize our extensive inventory of rental tools. With the appointment of a new Artificial Lift division president, focus will be on expanding the geographic footprint and complete product line offering of our coal bed methane production products and services. Across all divisions a strict emphasis remains on lowering costs and increasing revenue per employee.”

We report our results under three segments: Chemicals and Logistics consists of our specialty chemical and automated bulk material handling divisions; Drilling Products consists of downhole drilling tool sales, rentals and inspection services; and Artificial Lift consists of our Petrovalve and our downhole submersible pump divisions.

Chemicals and Logistics Segment

The Chemicals and Logistics segment generated first quarter revenues of $16.9 million, a 114% increase from the first quarter of 2006. The boost in revenue is a result of increased volumes coupled with higher prices, particularly of our proprietary specialty chemicals. The most significant revenue growth occurred in the Rocky Mountains, Mid-Continent and Permian Basin and the East Coast with sales of specialty environmentally benign chemicals increasing 258%. Inclement weather negatively impacted sales by approximately $1.5 million in the first quarter of 2007.

Income from operations for the first quarter of 2007 was $6.3 million, a 229% increase over 2006. Margins continue to increase as the sales mix shifts to higher margin patented and proprietary products. As of the end of 2006, construction of a 30,000 square foot expansion to our production facilities was substantially completed. This facility triples production capabilities and allows the division to manage larger volumes of inputs to take further advantage of volume pricing discounts.

Drilling Products Segment

The Drilling Products segment generated first quarter revenues of $14.7 million, an 81% increase from the first quarter of 2006. The acquisition of Triumph Drilling Tools completed in January 2007 accounted for approximately 66% of the revenue growth year-over-year, with the remainder of the sales growth generated from successful integration of the drilling tool acquisitions completed in 2005 and 2006 and the expansion of our downhole mud-motor rental fleet. Income from operations for the first quarter 2007 was $1.8 million, equal to the first quarter of 2006. Operating income as a percentage of revenue decreased due to increased subrentals and bit sales in the Rocky Mountains which generate lower margins. In addition costs related to personnel and additional depreciation associated with acquired assets lowered operating income as a percentage of revenue.

Artificial Lift Segment

The Artificial Lift segment generated first quarter revenues of $3.6 million compared to $0.1 million in the first quarter of 2006. The increase in sales relates to product and service expansion with the acquisition of two coal bed methane pump service companies in the second quarter of 2006. Inclement weather negatively impacted sales by approximately $0.5 million in the first quarter of 2007. In addition, coal bed methane production activity in the Powder River Basin was shut down for approximately 10 days for avian nesting season. Income from operations for the first quarter of 2007 was $0.3 million compared to a loss of $0.1 million in 2006.

General Corporate

Operating expenses for the general corporate segment were $1.8 million for the first quarter of 2007 compared to $0.8 million for the same period in 2006. The increase was driven by increased professional fees and personnel expenses. Due to the increase in debt associated with the acquisition of Triumph and an equity investment in Cavo Drilling Motors, interest expense increased from $0.2 million in the first quarter of 2006 to $0.8 million in the first quarter of 2007.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2007	2006
Revenue	$35,079	$16,061
Cost of revenue	20,032	9,279

Gross profit	15,047	6,782

Expenses:
Selling, general and administrative	6,977	3,187
Depreciation and amortization	1,323	598
Research and development	170	155

Total expenses	8,470	3,940

Income from operations	6,577	2,842

Other income (expense):
Interest expense	(811)	(171)
Other, net	4	12

Total other income (expense)	(807)	(159)

Income before income taxes	5,770	2,683
Provision for income taxes	(2,106)	(927)

Net income from operations	3,664	1,756
Equity income from affiliate	39	—

Net income	$3,703	$1,756

Basic and fully diluted earnings per common share:
Basic earnings per common share	$0.42	$0.21
Fully diluted earnings per common share	$0.39	$0.19

Weighted average common shares used in computing basic earnings per common share	8,915	8,388
Incremental common shares from stock options and warrants	528	912

Weighted average common shares used in computing fully diluted earnings per common share	9,443	9,300

First Quarter Conference Call

The Company will hold an investor conference call on May 9, 2007 at 2:00pm CDT.

Dial-In Number:	888-217-1175 (U.S. & Canada)
706-643-7468 (International)
ID 7117903
Call will be broadcast live at www.flotekind.com

A replay of the call will be available through May 11, 2007 by calling (800) 642-1687 (U.S. & Canada) and (706) 645-9291 (International) with passcode 7117903.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company's ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filings on Form 10K (including without limitation in the "Risk Factors" Section) and Form 10-Q, and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward- looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

CONTACT:

Flotek Industries, Inc.

Rosalie Melia, Corporate Secretary

713.849.9911